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                                                           EX-99.B5(k)

                                SUB-ADVISORY AGREEMENT
                                  NATIONS FUND, INC.


          THIS AGREEMENT is made this 1st day of January, 1996, by and among NationsBanc Advisors, Inc., a North Carolina corporation (the "Adviser"), Nations Gartmore Investment Management, a general partnership organized under the laws of the State of Delaware (the "Sub-Adviser"), and Nations Fund, Inc. (the "Company"), on behalf of the portfolio or portfolios of the Company as now or hereafter may be identified on Schedule I hereto (each a "Fund" and collectively, the "Funds").

                            RECITALS

          WHEREAS, the Company is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, series management investment company; and

          WHEREAS, the Adviser is a national bank that serves as investment adviser to other registered investment companies and various investment accounts; and

          WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser, and is regulated by the Investment Management Regulatory Organization Limited ("IMRO") of the United Kingdom in the conduct of its investment business and is a member of IMRO; and

          WHEREAS, the Adviser and the Company have entered into an Investment Advisory Agreement of even date herewith (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Funds; and

          WHEREAS, pursuant such Investment Advisory Agreement, the Adviser, with the approval of the Company, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Company in connection with the Funds upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

          1. Appointment of Sub-Adviser. The Adviser hereby appoints, and the Company hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Company with respect to the Funds, under the supervision of the Adviser and

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subject to the policies and control of the Company's Board of Directors, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

          2. Investment Services. The specific duties of the Adviser delegated to the Sub-Adviser shall be the following:

           (a) obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds specifically, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which such issuers engage, or with respect to securities which the Adviser or Sub-Adviser considers desirable for inclusion in the Funds;

           (b) investing and reinvesting, on an ongoing basis, assets held in the Funds in strict accordance with the investment policies of the Funds as set forth in the registration statement of the Company with respect to the Funds, as the same may be amended from time to time;

           (c) in accordance with policies and procedures established by the Board of Directors of the Company and the Adviser, selecting brokers and dealers to execute portfolio transactions for the Funds and selecting the markets on or in which the transactions will be executed;

           (d) voting, either in person or by general or limited proxy, or refraining from voting, any securities held in the Funds for any purposes; exercising or selling any subscription or conversion rights; consenting to and joining in or opposing any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, depositing securities, and accepting and holding other property received therefor; and

           (e) performing other acts necessary or appropriate in connection with the proper management of the Funds, consistent with its obligations hereunder, and as may be directed by the Adviser and/or the Company's Board of Directors.

           3. Control by Board of Directors. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Funds, shall at all times be subject to any directives of the Board of Directors of the Company.

       4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

           (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

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           (b)  the provisions of the registration statement of the
    Company applicable to the Funds, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

           (c) the provisions of the Articles of Incorporation of the Company, as the same may be amended from time to time;

           (d) the provisions of the By-Laws of the Company, as the same may be amended from time to time;

           (e)  any other applicable provisions of state or federal law;
    and

           (f) the Conduct of Business Rules of IMRO ("IMRO Rules") to the extent that the IMRO Rules are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States federal or state law.

           In addition, any code of ethics adopted by the Sub-Adviser pursuant to Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may amended from time to time.

       5. Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be supplemented and amended from time to time. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Company or the Fund with respect to compensation under this Agreement.

       The average daily net asset value of the Funds shall be determined in the manner set forth in the Articles of Incorporation and registration statement of the Company, as amended from time to time.

       6. Expenses of the Funds. All of the ordinary business expenses incurred by the Sub-Adviser in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.

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       7.  Expense Limitation.  If, for any fiscal year a Fund, the amount of the aggregate advisory fee which the Company would otherwise be obligated to pay with respect to the Fund is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced proportionately.

       8. Non-Exclusivity. The services of the Sub-Adviser to the Adviser and the Company with respect to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any the person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

       9. Records. The Sub-Adviser shall provide to the Adviser, with respect to the orders the Sub-Adviser places for the purchases and sales of portfolio securities of the Funds, the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Funds' administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Funds and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Funds and will be available for inspection and use by the Funds. The Sub-Adviser will promptly notify the Adviser and the Fund's administrator if it experiences any difficulty in providing the records in an accurate and complete manner.

       10. Term and Approval. This Agreement shall become effective with respect to each Fund as of the date first set forth above and shall thereafter continue in force and effect for two years, and may be continued from year to year with respect to each Fund thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

           (a)(i) by the Company's Board of Directors or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

           (b) by the affirmative vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

           11. Termination. This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser, or by the Sub-Adviser on sixty (60) days' written notice to the other parties to this Agreement. Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically

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terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

       12. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Adviser or to the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

       13. Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser, or any officers, directors, employees or agents thereof, the Company hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees, agents or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates.

       14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Company. Until further notice, it is agreed that the address of the Company shall be 111 Center Street, Little Rock, Arkansas 72201; that of the Sub-Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255; and that of the Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255.

       15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

       16. IMRO Rules. Addendum A attached hereto sets forth certain requirements under the IMRO Rules which are applicable to the Sub-Adviser, that are expressly incorporated herein and made a part hereof, but only to the extent that such requirements are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States federal or state law.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                               NATIONS FUND, INC.,
                               on behalf of the Funds


Attest:


                                         By: /S/ A. Max Walker
Name:
                                              A. Max Walker
                                              President



                                         NATIONSBANC ADVISORS, INC.


Attest:


                                         By: /S/ Mark H. Williamson
Name:
                                             Mark H. Williamson
                                             President and Director



                                         NATIONS GARTMORE INVESTMENT
                                         MANAGEMENT


Attest:


                                         By: /S/ Charles G. Smith IV
Name:
                                             Charles G. Smith IV
                                             President



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                                      SCHEDULE I
      Fund                                      Rate of Compensation
1.  Nations International Equity Fund       0.70% of average daily net assets





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                           ADDENDUM A



1. To the extent that the Sub-Adviser receives any commissions or other forms of remuneration, directly or indirectly, in connection with Fund transactions, no portion of the Sub-Adviser's accrued investment advisory fee shall be abated thereby.


2. Subject to the supervision of the Adviser and the policies and ultimate control of the Company's Board of Directors, the Sub-Adviser shall advise the Company and the Adviser on the management of the Funds' investments in accordance with the terms of this Agreement and in accordance with the investment parameters (including, inter aha, percentage limitations, quality standards, investment selection criteria and types of permissible investments and investment techniques, such as borrowing, options and futures transactions, portfolio securities lending, etc.) established pursuant to the investment objectives, policies and restrictions specifically embodied in the Company's Registration Statement on Form N-lA, and any amendments thereto, under the Securities Act of 1933 and the 1940 Act (the "Fund's Registration Statement").


3. The Sub-Adviser shall not have or maintain custody of any securities, cash or other assets of the Funds. Custody of the Funds' assets will be maintained by the custodian bank pursuant to an agreement approved by the Funds' Board of Directors. It is expected that such custodian, or any successor thereto, will not be an "Associate" of the Sub-Adviser as that term is defined under IMRO Rules.


4. In the event the Funds or the Adviser has a significant complaint regarding the services provided by the Sub-Adviser under the Sub-Advisory Agreement by and among the Company, the Adviser and the Sub-Adviser, a Fund officer should communicate such complaint to the Sub-Adviser, whereupon such complaint will be recorded on a standard form prepared by the Sub-Adviser for such purposes. The Sub-Adviser's complaints procedure requires that if a complaint has not been cleared within twenty-one (21) days, the Sub-Adviser must so advise IMRO and the Fund also must be advised that it has the right to issue its complaint directly with a referee appointed by IMRO.


5. The Sub-Adviser will provide to the Funds' Board of Directors written financial reports and analyses on the Funds' securities transactions and the operations of comparable investment companies on a quarterly basis or more frequently as requested by the Board of Directors. Such reports and analyses shall include information as at the last day of an applicable reporting period.


6. The Funds may from time to time request or instruct the Sub-Adviser, directly or through the Adviser, to act or not to act regarding certain Fund-related investment and/or operational matters. Such request or instructions will be communicated orally or in writing to the Sub- Adviser, directly or through the Adviser and will be acknowledged in the same manner in which they are communicated. To the extent that a particular request or instruction is, or may be, refused (i.e., because it (a) is in contravention of (i) a law or regulation, (ii) an investment policy of the Fund, or (iii) a provision of this Agreement or (b) is not operationally feasible), such refusal shall be communicated by the Sub-Adviser, including through the Adviser, and the Fund



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    and the Sub-Adviser, upon advice of counsel, shall discuss altematives and detemmine an appropriate course of action which will be reported to the full Board at the next meeting of the Fund's Board of Directors for its approval.


7. Notwithstanding that all required disclosure conceming the risks associated with the Funds' pemmissible investments and investment techniques is included in the Funds' Registration Statement, which Statement is intended for review by the investors in the Funds and to be retained by them for future reference, with respect to the Funds' specified use of options and futures transactions, the following shall be specifically noted herein:


        "Options and futures markets can be highly volatile and transactions of this type carry a high risk of loss. Moreover, a relatively small adverse market movement with respect to these types of transactions may result not only in loss of the original investment but also in unquantifiable further loss exceeding any margin deposited."


    Further, in managing the Funds' assets, the Sub-Adviser shall consider the risks associated with the Fund's pemmissible investments and investment techniques.


8. The Sub-Adviser or its representatives may from time to time recommend to the Funds or effect on behalf of the Funds with respect to Fund transactions in securities the subject of a recent new issue, the price of which transactions may have been influenced by bids made or transactions effected for the purpose of stabilizing the price of those securities. Such transactions would at all times be effected in accordance with the provisions of IMRO Rule 14 and, in particular, with the conditions of the IMRO Rule 14.02, including the requirement that the Sub-Adviser, with respect to any specific transaction, communicate to the Fund orally or in writing a statement in a fomm substantially similar to that which is set forth in IMRO Rule 1 4.02(c). In addition, with respect to these transactions, it is understood when executing this Agreement and thereafter when approving the continuance of this Agreement in accordance with its temms, that management of the Fund has carefully read the following paragraphs in order to enable Fund management to judge whether it wishes a Fund's assets to be invested at all in such securities or, if so, whether it wishes to authorize the Sub-Adviser generally to effect transactions in such securities on behalf of the Fund without further reference to Fund management or whether Fund management wishes to be consulted before any particular transaction is effected on behalf of the Fund.


    Stabilization is a process whereby the market price of a security is pegged or fixed during the period in which a new issue of securities is sold to the public. Stabilization may take place in the new issue or in other securities related to the new issue in such a way that the price of the other securities may affect the price of the new issue or vice versa.


    The reason stabilization is pemmitted is that when a new issue is brought to market the sudden glut will sometimes force the price lower for a period of time before buyers are found for the securities on offer.


     As long as it obeys a strict set of rules, the "stabilizing manager," nommally the issuing house chiefly responsible for bringing a new issue to market, is entitled to buy securities in the market


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      that it has previously sold to investors or allotted to
      institutions who were included in the new issue but who have decided not to continue participating. The effect of this may be to keep the price at a higher level than would otherwise be the case during the period of stabilizing.


      The rules referred to above in the immediately preceding paragraph limit the period in which the stabilizing manager may stabilize, fix the price at which it may stabilize (in the case of shares and warrants but not bonds), and require the stabilizing manager to disclose that it may be (but not that it is) stabilizing. The fact that a new issue or a related security is being stabilized does not in itself mean that investors are not interested in the issue, but neither should the existence of transactions in an issue where the stabilizing may take place be relied upon as an indication that investors are interested in the new issue or interested in purchasing at the price at which transactions are taking place.


9. A report containing the Funds' financial statements (including the contents and valuation of the Funds) shall be submitted to shareholders and to the Securities and Exchange Commission at least semi-annually. Such reports shall include infommation as at the last day of any semi-annual period for which such reports relate. To the extent that any perfommance infommation is included in such report, it shall confomm to the standards set forth in the Funds' Registration Statement.


10. Except as pemmitted by or pursuant to Section 17 of the 1940 Act and the Rules promulgated thereunder, the Sub-Adviser, or an "affiliate" thereof (as that temm is defined in the 1940 Act), may not effect transactions: (i) with or for the Funds in which the Sub-Adviser or such affiliate has directly or indirectly a material interest or a relationship of any kind with another party which may involve a conflict with the Sub-Adviser's responsibilities to the Funds as a sub-investment adviser; or (ii) with or through the agency or another person with whom the Sub-Adviser or such affiliate maintains an arrangement as described in Rule 6.01 of Chapter IV of the IMRO Rules.


11. Upon termination of the Sub-Advisory Agreement by and among the Company, the Adviser and the Sub-Adviser, unless otherwise directed by the Fund's Board of Directors, all securities positions and other portfolio transactions then in progress shall be transferred to the successor investment adviser selected by the Board of Directors.


12. The Sub-Adviser shall be entitled at its discretion to disclose any infommation known to it relating to the Fund's business or affairs to the Securities and Investment Board or to IMRO on the temms that the infommation so disclosed shall not without its consent be further disclosed otherwise than is pemmitted in respect of Restricted Infommation under the provisions of Part VIII of the Financial Services Act of 1986.



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